EXHIBIT 99.1

   Interactive Business Technology Solutions

FOR IMMEDIATE RELEASE

Bridgeline Software Reports Record Profit
for the Second Quarter of Fiscal 2009

Annualized Recurring Revenue grows 46%

Woburn, MA, May 11, 2009 - Bridgeline Software, Inc. (NASDAQ: BLSW), a developer of SaaS-based web application management software and award-winning interactive business technology solutions, today announced record results for its second fiscal quarter and six months ended March 31, 2009.

Highlights from the second quarter of fiscal 2009 include:

•
Revenue of $6,099,000 for the quarter ended on March 31, 2009, representing a 13% increase over revenue of $5,398,000 for the same quarter one year earlier.   Recurring revenue grew 46% from Q208 to Q209.

•
Customer base increased to 679 customers, a 29% increase from 528 customers a year ago. Of the Company’s 679 customers, 414 or 61% pay Bridgeline Software a monthly subscription fee or a monthly managed service fee.

•
Record net income for the quarter ended March 31, 2009 of $218,000, representing a 95% increase over net income of $112,000 for the same quarter one year earlier.  This represents $0.02 per diluted share versus $0.01 per diluted share a year ago.

•	Cash generated from operations of $749,000 for the quarter ended March 31, 2009 compared to cash generated from operations of $103,000 for the same three month period a year ago.

•
EBITDA (earnings before interest, taxes, depreciation, and amortization) before stock compensation was $697,000 for the quarter ended March 31, 2009 compared with EBITDA of $547,000 for the same three month period one year earlier, representing a 27% increase. This represents $0.06 per diluted share of EBITDA, consistent with $0.06 per diluted share of EBITDA a year ago.

•	Balance sheet remains strong with a current ratio of 1.4 to 1. As of March 31, 2009 Bridgeline Software had over $24.5 million in total assets and $5.4 million in total liabilities.

Highlights from the first six months of fiscal 2009 include:

•	Revenue for the six months ended March 31, 2009 was $12,572,000, representing a 31% increase over revenue of $9,601,000 for the same six month period in fiscal 2008.

•
Net income for the six months ended March 31, 2009 increased 157% to $383,000, as compared to $149,000 of net income from the same six month period one year earlier. This represents $0.04 per diluted share versus $0.02 per diluted share a year ago.

•	Cash generated from operations was $1,851,000 for the first six months ended March 31, 2009 compared to cash generated from operations of $78,000 for the same six month period a year ago.

•
EBITDA before stock compensation for the six month period ending March 31, 2009 was $1,462,000, as compared with EBITDA of $861,000 from the same six month period one year earlier, representing a 70% increase. This represents $0.13 per diluted share of EBITDA, compared to $0.09 per diluted share of EBITDA a year ago.

“New bookings and new iAPPS software licenses in Q209 were robust,” stated Thomas Massie, Chairman and Chief Executive Officer of Bridgeline Software.  “In today's challenging economic environment, we believe the cost efficiencies and productivity gains offered by Bridgeline Software become even more relevant for both current and future customers.”

Results of Operations for the three-months ended March 31, 2009

Bridgeline Software recorded revenue of $6.1 million in the quarter ended March 31, 2009, an increase of $700 thousand or 13% compared to the same period of the prior year. Bridgeline Software posted operating income for the quarter ended March 31, 2009 of $251,000 compared to operating income of $116,000 for the same quarter of the prior year. Bridgeline Software posted net income for the quarter ended March 31, 2009 of $218,000 or $0.02 per diluted share versus net income of $112,000 or $0.01 per diluted share for the same quarter in fiscal 2008.

Results of Operations for the six-months ended March 31, 2009

Bridgeline Software recorded revenue of $12.6 million for the six months ended March 31, 2009, an increase of $3.0 million, or 31% compared to the same period of the prior year.  The Company posted operating income for the six months ended March 31, 2009 of $438,000 compared to $125,000 for the same period of the prior year.  The Company posted net income for the six months ended March 31, 2009 of $383,000 or $0.04 per diluted share versus $149,000 or $0.02 per diluted share in the same period of the previous year.

Recurring Revenue Trends

On an annualized basis, recurring revenue for the quarter ended March 31, 2009 was $3.4 million compared to annualized recurring revenue for the same period of the prior year of $2.3 million, representing an increase of 46%. Annualized figures are derived by multiplying the actual results for the quarter by four.

Recurring revenue is revenue from customers who pay Bridgeline Software a monthly subscription fee or a monthly managed service fee.  Of Bridgeline Software’s 679 customers as of March 31, 2009, 414 or 61% pay a monthly subscription fee or a monthly managed service fee. Bridgeline’s retention rate of such clients during the quarter ended March 31, 2009 was 87%.

	Q209	Q208
Annualized Recurring Revenue	$3,368	$2,305

Year over Year Growth %	46%

Retention Rate	87%

Bridgeline Software, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share data-unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008
Revenue	$6,099	$5,398	$12,572	$9,601
Cost of revenue	2,682	2,459	5,580	4,481
Gross profit	3,417	2,939	6,992	5,120
Operating expenses:
Sales & marketing	1,628	1,672	3,258	2,739
General & administrative	1,027	779	2,069	1,524
Research & development	284	132	635	298
Depreciation & amortization	227	240	592	434
Total operating expenses	3,166	2,823	6,554	4,995
Income from operations	251	116	438	125
Interest and other income (expense)	(13)	(4)	(35)	24
Income before income taxes	238	112	403	149
Income taxes	20	-	20	-
Net income	$218	$112	$383	$149

Net income per share:
Basic	$0.02	$0.01	$0.04	$0.02
Diluted	$0.02	$0.01	$0.04	$0.02

Number of weighted average shares:
Basic	11,012,808	9,250,265	10,891,537	8,965,411
Basic and diluted	11,058,933	9,349,102	10,938,201	9,067,113

EBITDA results (Note 1)

Add:
Interest and tax expense	$31	$14	$53	$32
Depreciation and amortization	303	289	744	493
Stock-based compensation	145	132	282	187

EBITDA before stock compensation and other non-recurring charges	$697	$547	$1,462	$861
EBITDA per diluted share	$0.06	$0.06	$0.13	$0.09

Note 1: EBITDA (earnings before interest, taxes, depreciation and amortization) before stock compensation and other non-recurring charges, including impairment charges (“EBITDA”) is a Non-GAAP Financial Measure. We use EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). We present EBITDA before stock compensation and other non-recurring charges because we consider it an important supplemental measure of our performance by adjusting net income or loss primarily for the non-cash charges and other non-recurring charges. Because the use of EBITDA before stock compensation and other non-recurring charges facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business. In addition, we believe this measure provides the investor with an accurate measure of our ability to meet our future cash flow requirements.

Bridgeline Software, Inc.
 Condensed Consolidated Balance Sheets
(in thousands, except share and per share data- unaudited)

ASSETS	March 31, 2009	September 30, 2008
Current assets:
Cash and cash equivalents	$2,740	$1,911
Accounts receivable (less allowance for doubtful accounts of $321 and $380, respectively)	3,445	4,086
Unbilled receivables	791	1,576
Prepaid expenses and other current assets	430	467
Total current assets	7,406	8,040

Equipment and improvements, net	1,727	1,763
Definite-lived intangible assets, net	1,773	2,980
Goodwill	13,007	10,725
Other assets	614	751
Total assets	$24,527	$24,259

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,185	$1,770
Accrued liabilities	1,820	1,860
Line of credit	1,000	1,000
Capital lease obligations, current	76	105
Deferred revenue	1,220	1,176
Total current liabilities	5,301	5,911
Capital lease obligations, less current portion	99	139
Other long term liabilities	—	19
Total liabilities	5,400	6,069

Commitments and contingencies

Shareholders’ equity:
Preferred stock — $0.001 par value; 1,000,000 shares Authorized; none issued and outstanding	—	—
Common stock — $0.001 par value; 20,000,000 shares authorized: 11,074,856 and 10,665,533 shares issued and outstanding, respectively	11	11
Additional paid-in capital	35,228	34,647
Accumulated deficit	(15,986)	(16,369)
Accumulated other comprehensive income	(126)	(99)
Total shareholders’ equity	19,127	18,190
Total liabilities and shareholders’ equity	$24,527	$24,259

Bridgeline Software, Inc.
Consolidated Statements of Cash Flows
(in thousands- unaudited)

	Six months ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$383	$149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	402	249
Amortization of intangible assets	342	210
Stock-based compensation	282	187
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable and unbilled receivables	1,003	70
Other assets	37	(303)
Accounts payable and accrued liabilities	(642)	1
Deferred revenue	44	(485)
Total adjustments	1,468	(71)
Net cash provided by operating activities	1,851	78
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(924)
Contingent acquisition payments	(587)	(440)
Equipment and improvements expenditures	(376)	(338)
Net cash used in investing activities	(963)	(1,702)
Cash flows from financing activities:
Proceeds from bank line of credit	2,000	—
Principal payments on bank line of credit	(2,000)	—
Principal payments on capital leases	(69)	(104)
Net cash used in financing activities	(69)	(104)
Net increase (decrease) in cash and cash equivalents	819	(1,728)
Effect of exchange rate on cash	10	—
Cash and cash equivalents at beginning of the period	1,911	5,219
Cash and cash equivalents at end of the period	$2,740	$3,491

Supplemental cash flow information:
Cash paid for:
Interest	$35	$32
Income taxes	$13	$—

Non-cash activities:
Issuance of common stock for acquisitions	$—	$1,772
Issuance of common stock for contingent acquisition payments	$301	$133
Purchase of capital equipment through capital leases	$—	$70

About Bridgeline Software, Inc

Bridgeline Software is a developer of web application management software and award-winning interactive business technology solutions that help organizations optimize business processes. The iAPPS Product Suite is an innovative SaaS solution that unifies Content Management, Analytics, eCommerce, and eMarketing capabilities – enabling business users to swiftly enhance and optimize the value of their web properties.

Combined with award-winning interactive technology services by Microsoft Gold Certified development teams, Bridgeline Software helps customers to cost-effectively maximize the value of their rapidly changing web applications. Bridgeline Software's teams of developers specialize in web application development, usability engineering, SharePoint development, rich media development, and search engine optimization.

Bridgeline Software is headquartered near Boston with additional locations in Atlanta, Chicago, Cleveland, Denver, New York, Washington, D.C., and Bangalore, India. Bridgeline Software currently has over 600 customers ranging from middle market organizations to divisions within Fortune 1,000 companies that include: Healthcore, The Bank of New York Mellon, Marriott International, Berkshire Life, PODS, Honeywell, Budget Rental Car, Washington Redskins, Sun Chemical, AARP, National Financial Partners, The Packard Foundation, DTCC, Cadaret, Grant & Co., National Insurance Crime Bureau, the American Academy of Pediatrics, and the Georgia Lottery.  To learn more about Bridgeline Software, please visit www.bridgelinesw.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," “aims,” "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including the risks described in our Annual Report on Form 10-KSB as well as our other filings with the Securities and Exchange Commission, that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

Contact:

Bridgeline Software, Inc.
Gary Cebula, Executive Vice President,
Chief Financial Officer
781-497-3002
gcebula@bridgelinesw.com